As filed with the Securities and Exchange Commission on April 23, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

King Digital Entertainment plc

(Exact Name of Registrant as Specified in Its Charter)

Ireland	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

King Digital Entertainment plc

Fitzwilton House

Wilton Place

Dublin 2, Ireland

+44 (0) 20 3451 5464

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2014 Equity Incentive Plan

Pre-IPO Share Incentive Arrangements

(Full Title of the Plans)

King.com Inc.

188 King Street, Unit 302

San Francisco, CA 94107

(415) 777-8204

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey R. Vetter, Esq. James D. Evans, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Robert Miller Frankie Williams Tenth Floor Central Saint Giles 1 St. Giles High Street London WC2H 8AG United Kingdom

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, nominal value $0.00008 per share
—2014 Equity Incentive Plan	15,000,000(2)	$17.49(4)	$262,350,000	$33,791
—Pre-IPO Share Incentive Arrangements	24,261,610(3)	$12.33(5)	$299,145,651	$38,530
TOTAL	39,261,610		$561,495,651	$72,321

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the Registrant’s 2014 Equity Incentive Plan (2014 Plan) and the Registrant’s Pre-IPO Share Incentive Arrangements (Pre-IPO Share Incentive Arrangements), by reason of any share dividend, share split, recapitalization or other similar transaction that increases the outstanding number of Registrant’s outstanding ordinary shares.
(2)	Represents 14,095,179 ordinary shares reserved for future issuance under the 2014 Plan plus 904,821 ordinary shares underlying restricted stock units outstanding under the 2014 Plan as of April 23, 2014.
(3)	Represents 24,261,610 ordinary shares underlying share options outstanding under the Pre-IPO Share Incentive Arrangements as of April 23, 2014.
(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s ordinary shares as reported on the New York Stock Exchange on April 21, 2014.
(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The price of $12.33 per ordinary share represents the weighted-average exercise price of the outstanding share options under the Pre-IPO Share Incentive Arrangements as of April 23, 2014.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (Securities Act), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (Commission) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (Exchange Act), are incorporated herein by reference:

(a)	the Registrant’s prospectus filed on March 27, 2014 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form F-1, as amended (File No. 333-193984), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)	the description of the Registrant’s ordinary shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36368) filed with the Commission on March 21, 2014 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

As of the date of this Registration Statement, Wilton Secretarial Limited (which is owned by the partners of William Fry and provides company secretarial services) and a number of its affiliated companies (also owned by those partners of William Fry) together hold the legal title to 40,000 Euro Deferred Shares in the Registrant, the beneficial ownership of which is held by the trustee of The King Digital Entertainment plc Employee Benefit Trust.

Item 6.	Indemnification of Directors and Officers.

To the fullest extent permitted by Irish law, the Registrant’s amended and restated memorandum and articles of association (Articles) confer an indemnity on its directors and officers. However, this indemnity is limited by the Irish Companies Acts 1963-2013 (Irish Companies Acts), which prescribe that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, where he is acquitted or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Irish Companies Acts will be void under Irish law, whether contained in its articles of association or any contract between the company and the director or corporate secretary. This restriction does not apply to Registrant’s executives who are not directors, Registrant’s corporate secretary or other persons who would be considered “officers” within the meaning of that term under the Irish Companies Acts.

The Registrant’s Articles also contain indemnification and expense advancement provisions for persons who are not directors or the corporate secretary of the Registrant. The Registrant is permitted under the Registrant’s Articles and the Irish Companies Acts to take out directors’ and officers’ liability insurance, as well as other types of insurance, for its directors, officers, employees and agents. The Registrant has purchased directors’ and officers’ liability insurance.

Additionally, the Registrant’s wholly-owned subsidiary, King.com Inc. has entered into agreements to indemnify its directors and executive officers to the maximum extent allowed under Delaware law. These agreements, among other things, provide that the Registrant will indemnify its directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in Registrant’s right, on account of any services undertaken by such person on the Registrant’s behalf or that person’s status as Registrant’s director.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.01	Amended and Restated Memorandum and Articles of Association of the Registrant.					X

4.02	Form of Registrant’s ordinary share certificate.	F-1	333- 193984	4.01	February 18, 2014

5.01	Opinion of William Fry.					X

23.01	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.					X

23.02	Consent of William Fry (included in Exhibit 5.01).					X

24.01	Power of Attorney (included on the signature page of this Form S-8).					X

99.01	2014 Equity Incentive Plan and forms of agreement thereunder.					X

99.02	Forms of non-U.S. equity-settled award agreements.	F-1	333- 193984	10.14	March 12, 2014

99.03	Form of U.S. Individual Option Agreement.					X

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on this 23rd day of April 2014.

KING DIGITAL ENTERTAINMENT PLC

/s/ Riccardo Zacconi
Name: Riccardo Zacconi
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Riccardo Zacconi, Stephane Kurgan, Hope Cochran and Robert Miller, and each of them, as his or her true and lawful attorney-in-fact, proxy and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Riccardo Zacconi	Director and Chief Executive Officer (Principal Executive Officer)	April 23, 2014
Riccardo Zacconi

/s/ Hope Cochran	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 23, 2014
Hope Cochran

/s/ John Sebastian Knutsson	Director and Chief Creative Officer	April 23, 2014
John Sebastian Knutsson

/s/ Stephane Kurgan	Director and Chief Operating Officer	April 23, 2014
Stephane Kurgan

/s/ Melvyn Morris	Director	April 23, 2014
Melvyn Morris

/s/ Roy Mackenzie	Director	April 23, 2014
Roy Mackenzie

/s/ Gerhard Florin	Director	April 23, 2014
Gerhard Florin

/s/ Robert S. Cohn	Director	April 23, 2014
Robert S. Cohn

/s/ E. Stanton McKee, Jr.	Director	April 23, 2014
E. Stanton McKee, Jr.

/s/ Andrew P. Sillitoe	Director	April 23, 2014
Andrew P. Sillitoe

KING.COM INC.	Authorized Representative in the United States

By:	/s/ Riccardo Zacconi	April 23, 2014
Riccardo Zacconi

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.01	Amended and Restated Memorandum and Articles of Association of the Registrant.					X

4.02	Form of Registrant’s ordinary share certificate.	F-1	333-193984	4.01	February 18, 2014

5.01	Opinion of William Fry.					X

23.01	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.					X

23.02	Consent of William Fry (included in Exhibit 5.01).					X

24.01	Power of Attorney (included on the signature page of this Form S-8).					X

99.01	2014 Equity Incentive Plan and forms of agreement thereunder.					X

99.02	Forms of non-U.S. equity-settled award agreements.	F-1	333-193984	10.13	March 12, 2014

99.03	Form of U.S. Individual Option Agreement.					X